Exhibit 10.4

Fifth Amendment Exit Fee Agreement

Reference is made to the Loan and Security Agreement, dated as of December 31, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among SLR Investment Corp., a Maryland corporation (formerly known as Solar Capital Ltd.) (“Solar”), as collateral agent (in such capacity, “Agent”), the lenders party thereto from time to time including Solar in its capacity as a lender (each a “Lender” and collectively, the “Lenders”), and Alimera Sciences, Inc., a Delaware corporation (“Borrower”).  As a condition precedent to the Lenders’ entry into the Fifth Amendment, the Lenders require that Borrower agree to pay to the Lenders a fee upon the occurrence of certain events, as described in this Fifth Amendment Exit Fee Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 24, 2023 (the “Fifth Amendment Effective Date”), by and among Solar as Agent, the Lenders and Borrower.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Loan Agreement and, in the event that the Loan Agreement terminates prior to the termination of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Loan Agreement as in effect immediately prior to the termination of the Loan Agreement.  For clarity, this is the “Fifth Amendment Exit Fee Agreement” referred to in the Loan Agreement.

Therefore, in consideration of the Lenders entering into the Loan Agreement, Borrower hereby agrees as follows:

1. Trigger Event. For purposes hereof, “Trigger Event” shall mean the occurrence of an Exit Event or a Sales Milestone Event, as such terms are defined below.

a.

For purposes hereof, “Exit Event” shall mean the first to occur of: (a) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary; (b) a consolidation, merger or reverse merger of Borrower with or into another corporation or entity or other reorganization or similar transaction or series of related transactions of similar nature involving Borrower in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent 35% of the equity securities of the surviving entity entitled to vote for members of the board of directors or equivalent governing body of such surviving entity on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (c) a sale, lease, transfer, exclusive license, exchange, dividend or other disposition of all or substantially all of the assets of Borrower; (d) the issuance and/or sale by Borrower in one or a series of related transactions of shares of its common stock (“Common Stock”) (or securities convertible or exchangeable into or exercisable for shares of Common Stock) in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all option rights, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein); and (e) any other form of acquisition or business combination where Borrower is the target of such acquisition and where a change of control occurs such that the person that acquires Borrower has the power after such transaction to elect a majority of the board of directors of Borrower as a result of such transaction.  Notwithstanding the foregoing or anything herein to the contrary, in no event shall the transactions consummated on or prior to the Fifth Amendment Effective Date in connection with the Borrower’s receipt of Fifth Amendment Net Equity Proceeds, including the issuance, conversion or exercise of such securities, constitute an “Exit Event” for purposes of the fees contemplated pursuant to this Agreement.

b.

For purposes hereof, the “Sales Milestone Event” shall mean the achievement of Borrower of revenues calculated in accordance with GAAP from the sale in the ordinary course of business to third party customers of fluocinolone acetonide intravitreal implants (marketed on the Effective Date as “ILUVIEN” and referred to herein as “ILUVIEN”), measured on a trailing twelve (12) month basis during the term hereof, tested at the end of each month, equal to or greater than $82,500,000.

2. Reporting.    Borrower agrees to provide the Lenders (a) written notice of each Trigger Event as soon as practicable following the occurrence of such Trigger Event, but in any event not more than (i) three Business Days after any Exit Event and (ii) thirty (30) days after any Sales Milestone Event; (b) on and after the termination of the Loan Agreement, as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated and, if prepared by Borrower, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such quarter, certified by a Responsible Officer and in a form reasonably acceptable to Agent; and (c) if reasonably requested in writing by Agent in light of Borrower’s financial statements provided to the Lenders as required under clause (b), a statement reflecting Borrower’s revenues calculated in accordance with GAAP from the sale in the ordinary course of business to third party customers of ILUVIEN, measured on a trailing twelve (12) month basis during the term hereof, tested at the end of the preceding month, with such statement to be provided within thirty (30) days after such request

3.

Exit Fee.    Following the Fifth Amendment Effective Date and upon the occurrence of each Trigger Event pursuant to Section 4 below, Borrower agrees to pay to each Lender, in immediately available funds, a fee (the “2023 Exit Fee”) in the amount equal to 1.50% of the principal amount of each Term Loan actually funded multiplied by (ii) such Lender’s Pro Rata Share; provided, that, if such payment is made after the termination of the Loan Agreement, each Lender’s Pro Rata Share shall be equal to such Lender’s Pro Rata Share as in effect immediately before the termination of the Loan Agreement.  Notwithstanding anything to the contrary, (x) the 2023 Exit Fee payable to each Lender shall be considered fully earned on the date hereof, subject to the terms of this Agreement and (y) in no event shall the aggregate 2023 Exit Fee paid to all of the Lenders exceed 1.50% of the principal amount of the Term Loans actually funded (the “Maximum Exit Fee”).  For the avoidance of doubt: (i) the 2023 Exit Fee set forth herein shall be in addition to any fee or amount due and payable pursuant to the Fee Letter, the Exit Fee Agreement, the other Loan Documents, or that certain Exit Fee Agreement, dated as of January 5, 2018, by and among SLR, the lenders party thereto, and Borrower, and (ii) in no event shall the transactions consummated on or prior to the Fifth Amendment Effective Date in connection with the Borrower’s receipt of Fifth Amendment Net Equity Proceeds, including the issuance, conversion or exercise of such securities, constitute an “Exit Event” for purposes of the fees contemplated pursuant to this Agreement.  Borrower expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the 2023 Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the 2023 Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the 2023 Exit Fee and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that its agreement to pay the 2023 Exit Fee to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

4. Payment.    The applicable Exit Fee shall be paid to the Lenders not later than two (2) Business Days after the applicable reporting deadline of each such Trigger Event as set forth in Section 2(a).  Failure to so timely pay the full amount of the Exit Fee to the Lenders shall be an Event of Default under the Loan Agreement, so long as the Loan Agreement is then in effect.

5. Termination; Assignment.  This Agreement shall be binding on Borrower and its respective successors and assigns and shall terminate upon the earlier to occur of (a) payment in full of the Maximum Exit Fee pursuant to the terms of this Agreement, or (b) on the tenth (10th) anniversary of the Fifth Amendment Effective Date.  For the avoidance of doubt, this Agreement shall survive the termination of the Loan Agreement or any other Loan Document.  Borrower may not assign this Agreement without the prior written consent of Solar or its permitted successors and assigns.  Each Lender may assign this Agreement solely in connection with, and subject to the terms of, an assignment or transfer made pursuant to the terms of Section 12.1 of the Loan Agreement, which shall govern such an assignment or transfer even if the Loan Agreement has previously been terminated.

6. GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7. Indemnification.  Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Agreement; and (b) all losses or Lenders’ Expenses incurred, or paid by an Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by this Agreement between Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.  Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

8. Amendment. This Agreement may be amended or modified only pursuant to the terms of Section 12.5 of the Loan Agreement.

9. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10. Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Fifth Amendment Exit Fee Agreement.  Delivery of an executed counterpart of a signature page of this  Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

[Balance of Page Intentionally Left Blank]

Agreed:

SLR INVESTMENT CORP.,

as Agent and Lender

By: /s/ Anthony Storino________________

Name: Anthony Storino

Title:  Authorized Signatory

Agreed:

ALIMERA SCIENCES, INC.,

as Borrower

By: /s/ Rick Eiswirth___________________

Name: Rick Eiswirth

Title: President and Chief Executive Officer

[Signature Page to Fifth Amendment Exit Fee Agreement]

Agreed:

SUNS SPV LLC, as Lender By: /s/ Anthony Storino______________ Name: Anthony Storino Title: Authorized Signatory
SCP PRIVATE CREDIT INCOME FUND SPV, LLC, as Lender By: /s/ Anthony Storino______________ Name: Anthony Storino Title: Authorized Signatory
SCP PRIVATE CREDIT INCOME BDC SPV LLC, as Lender By: /s/ Anthony Storino______________ Name: Anthony Storino Title: Authorized Signatory
SCP PRIVATE CORPORATE LENDING FUND SPV LLC, as Lender By: /s/ Anthony Storino______________ Name: Anthony Storino Title: Authorized Signatory
SCP SF DEBT FUND L.P., as Lender By: /s/ Anthony Storino______________ Name: Anthony Storino Title: Authorized Signatory

[Signature Page to Fifth Amendment Exit Fee Agreement]